FOR IMMEDIATE RELEASE

Contact:

Sean O’Connor

Chief Financial Officer

LeCroy Corporation
Tel: 845-425-2000

LECROY ANNOUNCES OFFERING OF $60 MILLION

CONVERTIBLE SENIOR NOTES

CHESTNUT RIDGE, NY, October 2, 2006 – LeCroy Corporation (NASDAQ: LCRY) announced today that it intends to offer, subject to market conditions and other factors, approximately $60 million aggregate principal amount of convertible senior notes due 2026, plus up to an additional $9 million of notes subject to the initial purchasers’ over-allotment option. The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended.

LeCroy expects to use the net proceeds from this offering to repay approximately $32 million of term debt under its credit facility; repurchase up to $10 million of its issued and outstanding stock contemporaneous with this offering; and fund the repayment of a portion of the debt under its revolving credit facility which was drawn down to fund the acquisition of Catalyst Enterprises Inc.

This announcement does not constitute an offer to sell or the solicitation of offers to buy any security. Any offers of the securities will be made only by means of a private offering circular. The notes and any common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and, unless they are registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Forward-Looking Statements

This press release contains forward-looking statements about LeCroy, including its proposed offering of notes. All forward-looking statements in this press release reflect LeCroy’s current analysis of existing trends and information and represent LeCroy's judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors including but not limited to changing market conditions and LeCroy's ability to complete the offering. Therefore, the reader is cautioned not to rely on these forward-looking statements. LeCroy disclaims any intent or obligation to update these forward-looking statements except to the extent required by law.